ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-2
$ 153,615,935.94 5.91% Auto Receivables Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000   3,689,962     386,151     543,812    8.73%   10,380,930   13.89%
 Feb-2000   3,385,574     367,978     597,154   10.05%    9,908,407   13.89%
 Mar-2000   3,623,461     351,304     443,583    7.86%    7,649,558   11.30%
 Apr-2000   4,114,969     333,459     571,383   10.78%    6,512,106   10.24%
 May-2000   3,208,873     313,193     369,917    7.35%    6,589,076   10.91%
 Jun-2000   3,116,380     297,389     406,000    8.51%    7,445,886   13.00%
 Jul-2000   2,936,576     282,041     191,705    4.23%    6,688,074   12.31%
 Aug-2000   2,777,519     267,578     281,867    6.56%    6,608,075   12.82%
 Sep-2000   2,851,347     253,899     198,069    4.88%    6,438,778   13.22%
 Oct-2000   2,669,400     239,856     297,331    7.75%    5,856,965   12.72%
 Nov-2000   2,740,992     226,709     266,819    7.40%    6,169,510   14.25%
 Dec-2000   2,529,052     213,210     279,766    8.24%    6,416,876   15.74%
          ____________ ___________ ___________
   Totals  37,644,106   3,532,767   4,447,406

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.